Filed pursuant to Rule 433
  Registration No. 333-189888

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES F
$1,500,000,000
1.200% SENIOR NOTES, DUE JANUARY 23, 2017
FINAL TERM SHEET
DATED JANUARY 15, 2014

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	1.200% Senior Notes, due January 23, 2017

Expected Ratings1:	Aa3 / AA- / AA (Stable / Stable / Stable)

Principal Amount:	$1,500,000,000

Issue Price:	99.909%

Trade Date:	January 15, 2014

Settlement Date:	January 23, 2014

Maturity Date:	January 23, 2017

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	1.200%

Treasury Benchmark:	0.750% UST due January 15, 2017

Treasury Benchmark Price:	99-26 1/4

Treasury Yield:	0.811%

Re-offer Spread to Treasury Benchmark:	T + 42 bps

Re-Offer Yield:	1.231%

Fees:	0.15%

Interest Payment Dates:	Semi-annually on each January 23 and July 23, beginning July 23, 2014

Payment Convention:	Unadjusted following business day convention

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78010UNX1 / US78010UNX18

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Deutsche Bank Securities Inc.

Co-Managers:
ANZ Securities, Inc.
Capital One Securities, Inc.
ING Financial Markets LLC
nabSecurities, LLC
Natixis Securities Americas LLC
SG Americas Securities, LLC
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC at 1-866-375-6829 or Deutsche Bank Securities Inc. at 1-800-503-4611.